PROGREEN SHOWS STRONGER RESULTS

BIRMINGHAM, Michigan, June 18, 2012 -- ProGreen Properties, Inc. (ProGreen), www.progreenproperties.com, OTCBB-PGEI,  is pleased to announce significantly stronger  results for the 2012 fiscal year (ended April 30), compared to the previous year. All figures quoted are preliminary and unaudited and should be treated with caution.

Revenue for the Year increased  190% to $481,000 compared to $253,000 for 2011. Net loss decreased  65% to ($232,000) from ($661,000) in 2011.

The results for the quarter ending April 30, were even more encouraging, with revenues increasing almost 250% to $403,000 compared to $116,000 for the same period the previous year. Earnings for the same period show a profit of $69,000 compared to a loss of ($146,000) for the same quarter 2011. The largest driver for the  fourth quarter and annual improvement relates  to the sale of five properties to one Scandinavian Investment group in April.  We continue to believe that there is demand by Europeans for US real estate investments.   We feel confident that the Scandinavian Investment group  that purchased our properties in April will have additional interest in properties developed by ProGreen, but there is no binding obligation to that effect.

“This first evidence of a turnaround for the company is very encouraging and we believe the trend will continue as we build further interest with European Investors for our Investment Properties”, says Jan Telander, President & CEO.

About ProGreen Properties, Inc.

ProGreen Properties, Inc. is a publicly traded property investment company (OTCBB-PGEI) based in Birmingham, Michigan. ProGreen is engaged in the business of acquiring, refurbishing and upgrading potential income-producing residential real estate. ProGreen believes that Michigan offers some of the best investment opportunities in the presently distressed US property market.

Contact:

Jan Telander, President & CEO

Phone:  (248) 530-0770

Cell:       (248) 805-3652

Fax:       (248) 731-7407

Email:  jan@progreenproperties.com

www.progreenproperties.com

This press release contains statements, which may constitute 'forward-looking statements' within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. 'Forward-looking statements' are based upon expectations, estimates and projections at the time the statements are made that involve a number of risks, uncertainties and other factors that could cause actual results or events to differ materially from those anticipated.